Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS SECOND QUARTER RESULTS

Princeton, NJ – August 4, 2009 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today announced a second quarter GAAP net loss of $2.6 million or $0.07 per share. Results for the quarter are after $19.4 million (pre-tax), or $0.32 per share, of various expenses, accruals and reserves, all of which are attributable to the processing system intrusion. Excluding these expenses, accruals and reserves, Adjusted Net Income and Diluted Earnings per Share were $9.3 million and $0.25, respectively, for the second quarter. Adjusted Net Income and Diluted Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the Second Quarter include:

•	Small and mid-sized merchant (SME) Transaction processing volume of $15.2 billion, down 0.6% from 2008

•	Net Revenue up 14.1% compared to the same quarter in 2008

•	Same store sales contracted at 9.7% for the quarter the largest such decline in our history

•	New margin installed decreased 17.2% compared to the record quarterly new margin installed for the same quarter in 2008

•	Operating margin on net revenue of 14.7% compared to 20.4% for the same quarter in 2008

•	Stock Compensation expense reduced earnings by $811,000, or $0.013 per share, in the quarter, compared to $371,000, or $0.006 per share in the prior year

Robert Carr, Chairman and CEO, said, “I am pleased to report operating performance has rebounded somewhat compared to the first quarter. Although economic weakness is continuing to pressure small and mid-sized merchants, limiting the growth of processing volume and reducing the level of new margin installed, we are generating top line growth through our diversified product offerings and working to leverage that growth through investments that are designed to improve our efficiency. Our strategy is to attack this challenging environment by delivering a broader range of value-added products and solutions to both existing and new verticals through the industry’s largest dedicated sales organization. Looking forward, we expect to introduce our new end-to-end encryption technology, and as the economy recovers, we believe we will be well-positioned to meet the increasingly complex transaction processing and related needs of a growing market.”

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Net revenues in the second quarter of 2009 were $106.6 million, an increase of 14.1% compared to $93.4 million in the second quarter of 2008. SME Card processing volume for the three months ended June 30, 2009 was $15.2 billion, down marginally from the second quarter of 2008, but organic net revenue was up 4.9%, due to growth in both organic card and non-card revenues. Net revenue also grew due to the contribution from Network Services, which generated 728 million transactions in the second quarter compared to 256 million transactions contributed in June of last year. In the second quarter of 2009, operating income as a percentage of net revenues was 14.7%, up sequentially due to typical seasonality, but lower than in the 2008 period due to the lower operating margin of the Network Services business. The various expenses, accruals, and reserves, all of which are attributable to the processing system intrusion in the second quarter, were $19.4 million pre-tax, or $0.32 per fully diluted share. The majority of these charges relate to a settlement offer made by the Company in an attempt to resolve certain of the claims asserted against it relating to the Processing System Intrusion. Significant legal fees are also included in these costs. These various expenses and accruals are shown separately in the Company’s Statement of Operations.

Mr. Carr continued, “Our fully encrypted end-to-end terminal solution is currently being Beta tested at 10 merchant locations. We expect to be offering merchants our new ‘E3’ product with what we believe will be the highest level of data security in the market in the near term. In a tough economic environment, the entire HPS team has worked hard to minimize the impact of the processing system intrusion on our business, and we were able to achieve recertification of our PCI compliant status quite quickly due to the dedicated efforts of our IT teams. While economic conditions remain a near term concern, we expect that the investments we are making to broaden and improve our product offerings, strengthen our dedicated sales team, and improve the security of our infrastructure will have us well-positioned to create value for our shareholders over the long term.”

SIX MONTH RESULTS:

For the first six months of 2009, GAAP net loss was $5.1 million or $0.14 per share. Net Revenues for the first half of 2009 were $205 million, up 18.4% compared to the first half of 2008. Excluding various expenses, accruals, and reserves, all of which are attributable to the processing systems intrusion, adjusted net income and diluted earnings per share for the first half of fiscal 2009 were $14.7 million or $0.38 per diluted share, compared to $20.4 million, or $0.53 per share in the prior year six month period. Year-to-date 2009, stock compensation expense has reduced earnings by $1.1 million or $0.02 per diluted share compared to $775,000 or $0.01 per diluted share a year ago.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of it operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

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This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the respective periods ended June 30, 2009 follows:

(In thousands, except per share):

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$9,317	$14,701

Less adjustments:
Provision for processing system intrusion	19,380	31,970
Income tax benefit of provision for processing system intrusion	(7,448)	(12,199)

After-tax provision for processing system intrusion	11,932	19,771

GAAP - Net income (loss) attributable to Heartland	$(2,615)	$(5,070)

Diluted earnings(loss) per share
Non-GAAP - Adjusted net income per diluted share	$0.25	$0.38
Less: provision for processing system intrusion	$(0.32)	$(0.52)

GAAP - Net income (loss) per diluted share	$(0.07)	$(0.14)

Shares used in computing diluted earnings per share	37,748	37,795

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2009 GUIDANCE:

The economy in the second quarter was worse than expected, and revenue suffered from the combined impact of same store sales weakness and reduced installed margin growth compared to 2008. As a result, the Company is reducing its guidance for fiscal 2009. For the full year 2009, we now expect net revenue (total revenues less interchange, dues and assessments) to grow in the area of 10%, to between $420 and $425 million. For the year, earnings per share are expected to be $0.85—$0.90, excluding approximately $0.06 per share of 123R stock compensation expense. The Company’s guidance for 2009 does not include any costs or estimates for potential losses, costs, expenses and accruals arising from the previously announced security breach, including exposure to credit and debit card companies and banks, exposure to various legal proceedings that are pending, or may arise, and related fees and expenses, and other potential liabilities, costs and expenses. Neither the costs nor the potential losses are estimable at this point beyond sums already accrued, and further the potential losses are not currently deemed probable.

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DIVIDEND:

The Company declared a third quarter dividend of $0.01 per common share, payable to shareholders of record on August 25, 2009 and will be paid on September 15, 2009. The payment of dividends on our common stock in the future will be at the discretion of our Board of Directors and will depend on, among other factors, our earnings, stockholders’ equity, cash position and financial condition.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on August 4, 2009 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 800-559-6679. Please provide the operator with PIN number 19050358.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Wednesday, November 4, 2009.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 250,000 business locations nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the significantly unfavorable economic conditions confronting the United States, the risk that we may not be successful in developing and marketing new products, systems and services, including without limitation our anticipated end to end encryption system, and the risk that the results and effects of the security breach of our processing system on our results of operations and financial condition may be materially adverse, including, the fact that we expect to incur costs for remedial actions, legal fees and crisis management services that are expected to be material and could adversely impact our operations, financial condition and cash flow, the risk that we may incur material losses related to the claims that have been asserted, or may be asserted, against us arising out of the security breach, the extent of cardholder information compromised and consequences to our business including effects on merchant acquisition and retention and sales and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2008. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total Revenues	$417,373	$394,554	$789,545	$734,173

Costs of Services:
Interchange	291,235	283,830	548,607	529,107
Dues, assessments and fees	19,586	17,340	35,866	31,843
Processing and servicing	49,866	42,827	97,922	79,283
Customer acquisition costs	12,757	12,274	25,332	23,724
Depreciation and amortization	3,874	2,465	7,608	4,375

Total costs of services	377,318	358,736	715,335	668,332
General and administrative	24,430	16,747	49,463	32,228

Total expenses	401,748	375,483	764,798	700,560

Income from operations	15,625	19,071	24,747	33,613

Other income (expense):
Interest income	28	169	57	469
Interest expense	(545)	(751)	(1,086)	(1,097)
Provision for processing system intrusion	(19,380)	—	(31,970)	—
Other, net	2	1	4	(79)

Total other income (expense)	(19,895)	(581)	(32,995)	(707)

Income (loss) before income taxes	(4,270)	18,490	(8,248)	32,906
Provision for (benefit from) income taxes	(1,669)	6,994	(3,170)	12,428

Net income (loss)	(2,601)	11,496	(5,078)	20,478
Less: Net income (loss) attributable to noncontrolling minority interests	14	27	(8)	32

Net income (loss) attributable to Heartland	$(2,615)	$11,469	$(5,070)	$20,446

Net income (loss)	$(2,601)	$11,496	$(5,078)	$20,478
Other comprehensive income:
Unrealized gains (losses) on investments, net of income tax of $14, $(3), $7 and $9	24	(6)	13	15
Foreign currency translation adjustment, net of income tax of $37 and $(124) in 2008	727	54	469	(205)

Comprehensive income (loss)	(1,850)	11,544	(4,596)	20,288
Less: Net Income (loss) attributable to noncontrolling minority interests	14	27	(8)	32

Comprehensive income (loss) attributable to Heartland	$(1,864)	$11,517	$(4,588)	$20,256

Earnings (loss) per common share:
Basic	$(0.07)	$0.31	$(0.14)	$0.55
Diluted	$(0.07)	$0.30	$(0.14)	$0.53
Weighted average number of common shares outstanding:
Basic	37,458	37,387	37,496	37,464
Diluted	37,748	38,688	37,795	38,755

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash	$31,473	$27,589
Funds held for payroll customers	25,164	22,002
Receivables, net	151,536	140,145
Investments held to maturity	1,396	1,410
Inventory	8,735	8,381
Prepaid expenses	4,757	6,662
Current tax asset	5,046	2,440
Current deferred tax assets, net	11,073	6,723

Total current assets	239,180	215,352
Capitalized customer acquisition costs, net	75,246	77,737
Property and equipment, net	92,778	75,443
Goodwill	59,050	58,456
Intangible assets, net	34,012	36,453
Deposits and other assets, net	1,642	178

Total assets	$501,908	$463,619

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$84,535	$68,212
Accounts payable	29,158	25,864
Deposits held for payroll customers	25,164	22,002
Current portion of borrowings	58,540	58,522
Current portion of accrued buyout liability	9,726	10,547
Merchant deposits and loss reserves	33,873	16,872
Accrued expenses and other liabilities	22,966	26,196
Reserve for processing system intrusion	14,399	—

Total current liabilities	278,361	228,215

Deferred tax liabilities, net	5,453	6,832
Reserve for unrecognized tax benefits	1,704	1,732
Long-term portion of borrowings	12,698	16,984
Long-term portion of accrued buyout liability	31,486	30,493

Total liabilities	329,702	284,256

Commitments and contingencies	—	—
Equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 37,461,310 and 37,675,543 shares issued at June 30, 2009 and December 31, 2008; 37,461,310 and 37,675,543 shares outstanding at June 30, 2009 and December 31, 2008	38	38
Additional paid-in capital	167,729	167,337
Accumulated other comprehensive loss	(1,663)	(2,145)
Retained earnings	5,987	14,014

Total stockholders’ equity	172,091	179,244
Noncontrolling minority interests	115	119

Total equity	172,206	179,363

Total liabilities and equity	$501,908	$463,619

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net income (loss) attributable to Heartland	$(5,070)	$20,446
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	28,451	25,873
Other depreciation and amortization	10,204	5,882
Provision for processing system intrusion	31,970	—
Addition to loss reserves	3,203	2,767
Provision for doubtful receivables	548	1,395
Stock-based compensation	1,096	775
Deferred taxes	(5,757)	2,292
Net income (loss) attributable to noncontrolling minority interests	(8)	32
Loss on investments	—	103
Other	—	4
Changes in operating assets and liabilities:
Increase in receivables	(11,924)	(15,686)
(Increase) decrease in inventory	(347)	899
Payment of signing bonuses, net	(17,765)	(24,104)
Increase in capitalized customer acquisition costs	(8,195)	(7,647)
Decrease (increase) in prepaid expenses	1,906	(600)
(Increase) decrease in current tax asset	(2,287)	1,286
Increase in deposits and other assets	(1,482)	(43)
Excess tax benefits on options exercised under SFAS No. 123R	(322)	(811)
(Decrease) increase in reserve for unrecognized tax benefits	(27)	160
Increase in due to sponsor bank	16,324	48,383
Increase in accounts payable	3,284	4,697
Decrease in accrued expenses and other liabilities	(13,117)	(856)
Increase (decrease) in merchant deposits and loss reserves	13,798	(706)
Reserve for processing system intrusion	(7,681)	—
Payouts of accrued buyout liability	(4,904)	(3,250)
Increase in accrued buyout liability	5,076	5,498

Net cash provided by operating activities	36,974	66,789

Cash flows from investing activities
Purchase of investments held to maturity	(569)	(46)
Maturities of investments held to maturity	589	250
(Increase) decrease in funds held for payroll customers	(3,139)	1,245
Increase (decrease) in deposits held for payroll customers	3,162	(1,549)
Acquisition of business, net of cash acquired	—	(102,544)
Purchases of property and equipment	(25,222)	(12,375)

Net cash used in investing activities	(25,179)	(115,019)

Cash flows from financing activities
Proceeds from borrowings	—	95,000
Principal payments on borrowings	(4,269)	(20,000)
Proceeds from exercise of stock options	530	1,783
Excess tax benefits on options exercised under SFAS No. 123R	322	811
Repurchase of common stock	(3,202)	(17,995)
Dividends paid on common stock	(1,311)	(6,724)

Net cash (used in) provided by financing activities	(7,930)	52,875

Net increase in cash	3,865	4,645
Effect of exchange rates on cash	19	(11)
Cash at beginning of year	27,589	35,508

Cash at end of period	$31,473	$40,142

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures— Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Costs and expenses related to the Processing System Intrusion are not indicative of the Company’s on-going operating performance and are therefore excluded by management in assessing the Company’s operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and six months ended June 30, 2009:

On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. For the three and six months ended June 30, 2009, the Company expensed a total of $19.4 million and $32.0 million, respectively, or about $0.32 and $0.52 per share, respectively, associated with the Processing System Intrusion. Over the six months ended June 30, 2009, the majority of these charges, or $22.1 million, related to fines imposed by the Card Brands in April 2009 against the Company and its sponsor banks and a settlement offer made by the Company in an attempt to resolve certain of the claims asserted against it relating to the Processing System Intrusion. Notwithstanding its belief that it has strong defenses against the claims that are the subject of the settlement offer, the Company decided to make the settlement offer in an attempt to avoid the costs and uncertainty of litigation. To date, the Company has not received any response to this settlement offer and there can be no assurance the claims that are the subject of the settlement offer or any other claims associated with the Processing System Intrusion, can or will be settled for the amount of the settlement offer. The Company is prepared to vigorously defend itself against all the claims relating to the Processing System Intrusion that have been asserted against it to date. In particular, the Company is prepared to vigorously contest (and it has recommended to its sponsor banks that they vigorously contest) through all available means, including litigation if necessary, any liability that may be asserted or assessments that may be imposed against the Company or its sponsor banks by reason of assessments imposed by the Card Brands. Pursuant to SFAS No. 5, “Accounting for Contingencies,” the Company understands that by making the settlement offer discussed above it is required to accrue the amount of the settlement offer. As noted above, to date the Company has not received any response to the settlement offer and there can be no assurance these claims will be settled or that these claims can or will be settled for the amount of the settlement offer. It is possible that the amount that may ultimately be paid by the Company relating to the claims that are the subject of the settlement offer, if any, may materially exceed the amount accrued.

The accrual of the settlement offer resulted in the Company recording a $14.4 million Reserve for Processing System Intrusion at June 30, 2009. It should not be assumed that the Company will resolve the claims that are the subject of the settlement offer for the amount of the settlement offer. The Company understands that this reserve is required by SFAS No. 5 based solely on the fact the Company tendered an offer of settlement in the amount it has accrued. The ultimate cost of resolving the claims that are the subject of the settlement offer may substantially exceed the amount the Company has accrued. Moreover, even if the claims that are the subject of the settlement offer were resolved for the amount the Company has accrued, that would still leave unresolved most of the claims that have been asserted against the Company or its sponsor banks relating to the Processing System Intrusion. As discussed above the Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion, including those claims that are not the subject of the settlement offer. However, it is possible the Company will end up resolving the claims that are the subject of the settlement offer, either through settlements or pursuant to litigation, for amounts that are significantly greater than the amount it has reserved to date. The Company may also be required to reserve significant additional amounts in the future, either in respect of the claims that are the subject of the settlement offer or in respect of the other claims that have been asserted against the Company and its sponsor banks relating to the Processing System Intrusion (or in respect of both categories of claims).

The remainder of the expenses and accruals related to the Processing System Intrusion recorded in the three and six months ended June 30, 2009 were primarily for legal fees and costs the Company incurred for investigations, remedial actions and crisis management services.

While the Company has determined that the Processing System Intrusion has triggered other loss contingencies, to date an unfavorable outcome is not believed by it to be probable on those claims that are pending or have been threatened against it, or that the Company considers to be probable of assertion against it, and the Company does not have sufficient information to reasonably estimate the loss it would incur in the event of an unfavorable outcome on any such claim. Therefore, in accordance with SFAS No. 5, “Accounting for Contingencies,” no reserve/liability has been recorded as of June 30, 2009 with respect to any such claim, except for the fines actually assessed by MasterCard and Visa and the amount of the settlement offer by the Company. As more information becomes available, if the Company should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, it will record a reserve for the claim in question. If and when, the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition and cash flow.

Additional costs the Company expects to incur for investigations, remedial actions, legal fees, and crisis management services related to the Processing System Intrusion will be recognized as incurred. Such costs are expected to be material and could adversely impact the Company’s results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures— Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company’s GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•

Processing System Intrusion costs and expenses that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•

Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors—The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company’s management for its financial and operational decision-making and allows investors to see the Company’s results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company’s operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and six ended June 30, 2009 follows

(In thousands, except per share):

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$9,317	$14,701

Less adjustments:
Provision for processing system intrusion	19,380	31,970
Income tax benefit of provision for processing system intrusion	(7,448)	(12,199)

After-tax provision for processing system intrusion	11,932	19,771

GAAP - Net income (loss) attributable to Heartland	$(2,615)	$(5,070)

Diluted earnings (loss) per share
Non-GAAP - Adjusted net income per diluted share	$0.25	$0.38
Less: provision for processing system intrusion	$(0.32)	$(0.52)

GAAP - Net income (loss) per diluted share	$(0.07)	$(0.14)

Shares used in computing diluted earnings per share	37,748	37,795